Exhibit 5.3

The New York Times Building

37th Floor

620 Eighth Avenue

New York, NY 10018-1405

212.808.2700

Fax 212.286.9806

October 22, 2019

Interpace Diagnostics Group, Inc.

Morris Corporate Center 1, Building C

300 Interpace Parkway

Parsippany, NJ 07054

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Post-Effective Registration Statement”) of Interpace Diagnostics Group, Inc., a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Post-Effective Registration Statement covers 6,150,000 shares (the “2004 Rollover Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may potentially be issued under the Company’s 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), such 2004 Rollover Shares having originally been authorized for issuance under the Company’s Amended and Restated 2004 Stock Award and Incentive Plan (the “2004 Equity Incentive Plan”).

We have examined the Post-Effective Registration Statement, including the exhibits thereto, the Certificate of Incorporation, as amended, the Amended and Restated By-laws of the Company, the 2004 Equity Incentive Plan, the 2019 Equity Incentive Plan, resolutions adopted by the Company’s Board of Directors relating to the 2019 Equity Incentive Plan, the proposal adopted by the stockholders of the Company relating to the 2019 Equity Incentive Plan at the Company’s 2019 Annual Meeting of Stockholders on October 10, 2019 (the “2019 Annual Meeting of Stockholders”), the Company’s Current Report on Form 8-K filed with the Commission on October 15, 2019, reporting the results of matters voted on by the Company’s stockholders at the 2019 Annual Meeting of Stockholders and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that the Rollover Shares, when issued and paid for in accordance with the terms of the 2019 Equity Incentive Plan, will be legally issued, fully paid and non-assessable.

This opinion is being furnished to the Company solely for submission to the Commission as an exhibit to the Post-Effective Registration Statement and, accordingly, may not be relied upon, quoted in any manner, or delivered to any other person or entity without, in each instance, our prior written consent.

We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware, including statutory provisions and all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such laws of the State of Delaware and the federal laws of the United States of America.

Interpace Diagnostics Group, Inc.

October 22, 2019

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP